Exhibit 8.1

LIST OF SUBSIDIARIES

Company Name	Jurisdiction of Incorporation
Deliverz.ai Ltd. (1)	Israel

(1)	Deliverz.ai Ltd. is a wholly-owned subsidiary of Gix Internet Ltd.